Exhibit 5.1

Our ref	JVZ/822821-000001/29004819v2

Big Tree Cloud Holdings Limited
PO Box 309, Ugland House
Grand Cayman, KY1-1104
Cayman Islands

25 March 2024

Big Tree Cloud Holdings Limited

We have acted as Cayman Islands legal advisers to Big Tree Cloud Holdings Limited (the “Company”) in connection with the Company’s registration statement on Form F-4, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, to date relating to (i) the merger of Big Tree Cloud Merger Sub I Limited (“Merger Sub 1”) with and into Big Tree Cloud International Group Limited (the “Holdco”) with the Holdco as the surviving company (the “Initial Merger”); and (ii) the merger of Big Tree Cloud Merger Sub II Inc. (“Merger Sub 2”) with and into Plutonian Acquisition Corp. (“SPAC”) with SPAC as the surviving company (the “SPAC Merger”) and (iii) the issuance and sale by the Company of up to an aggregate of 80,253,454 ordinary shares of a par value of US$0.0001 each (the “Ordinary Shares”), 6,016,125 warrants (the “Warrants”), and 6,016,125 ordinary shares underlying Warrants (the “Warrant Shares”, together with the Ordinary Shares, the “Shares”) upon the Initial Merger and the SPAC Merger becoming effective.

We are furnishing this opinion as Exhibits 5.1 and 23.5 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion letter, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 25 September 2023 issued by the Registrar of Companies in the Cayman Islands.

1.2	The amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 26 October 2023 (the “Memorandum and Articles”).

1.3	The amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 2024 and to be effective from the date immediately prior to the completion of the consummation of the Business Combination (as defined in the Merger Agreement) (the “Closing Memorandum and Articles”).

1.4	The Agreement and Plan of Merger by and among the SPAC, Merger Sub 1, Merger Sub 2, Holdco and the Company dated 9 October 2023 (the “Merger Agreement”)

1.5	The written resolutions passed by the directors of the Company dated 25 March 2024 (the “Directors Resolutions”).

1.6	The written resolutions to be passed by the sole shareholder of the Company dated 25 March 2024 (the “Shareholder Resolutions”).

1.7	A certificate from a director of the Company, a copy of which is attached hereto as Annexure (the “Director’s Certificate”).

1.8	A certificate of good standing dated 22 March 2024, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.9	The Registration Statement.

1.10	The draft supplemental warrant agreement between Plutonian Acquisition Corp., Continental Stock Transfer & Trust Company and the Company (the “Transaction Document”) to amend the warrant agreement dated 9 November 2022 between Plutonian Acquisition Corp. and Continental Stock Transfer & Trust Company.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Transaction Document has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Transaction Document is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the Relevant Law as the governing law of the Transaction Document has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	All signatures, initials and seals are genuine.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Document.

2.7	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

2.8	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Document.

2.9	No monies paid to or for the account of any party under the Transaction Document or any property received or disposed of by any party to the Transaction Document in each case in connection with the Transaction Document or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.10	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.11	The Company will receive money or money’s worth in consideration for the issue of the Shares and none of the Shares were or will be issued for less than par value.

2.12	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

3	Opinions

Based upon, and subject to, the foregoing assumptions and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is USD50,000.00 divided into 500,000,000 ordinary shares of par value USD0.0001 each.

3.3	The issue and allotment of the Ordinary Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Ordinary Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The issue and allotment of the Warrant Shares upon the exercise of the Warrants have been duly authorised, and when allotted, issued and paid for in accordance with the terms of the Warrant Agreement, the Warrant Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.5	The statements under the caption “Enforceability of Civil Liabilities under U.S. Securities Laws,” “Description of PubCo’s Securities” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations Of Big Tree Cloud - Taxation - Cayman Islands” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Transaction Document will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

4.2	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.3	Under the Companies Act (As Revised), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.4	In this opinion the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our name under the headings “Enforceability of Civil Liabilities under U.S. Securities Laws”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations Of Big Tree Cloud - Taxation - Cayman Islands” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP
Maples and Calder (Hong Kong) LLP

Annexure

Director’s Certificate

Big Tree Cloud Holdings Limited

Date: March 25, 2024

To:	Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road

Wanchai, Hong Kong

Dear Sirs

Big Tree Cloud Holdings Limited (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and, except as to be amended by the Shareholder Resolutions adopting the Closing Memorandum and Articles, are otherwise unamended.

2	The authorised share capital of the Company is US$50,000 divided into 500,000,000 shares of a par value of US$0.0001 each.

3	The shareholder of the Company has not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement.

4	The directors of the Company at the date of the Directors Resolutions and at the date hereof were and are:

Zhu Wenquan

Li Frank

Yan Ting

Huang Yumao

5	Each director considers the transactions contemplated by the Registration Statement and Warrant Agreement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions the subject of the Opinion.

6	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company. Nor have the directors or shareholder taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

7	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

8	The Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

9	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

10	Upon Closing (as defined in the Merger Agreement), the Company will not be subject to the requirements of Part XVIIA of the Companies Act (As Revised).

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

[signature page follows]

Signature:	/s/ Wenquan Zhu
Name:	Wenquan Zhu
Title:	Director